Exhibit 10.1

JOINT PATENT AGREEMENT

February 28, 2007

This Joint Patent Agreement (the “Agreement”) entered into as of the 28th day of February 2007 (the “Effective Date”) between CardioVascular BioTherapeutics, Inc. (“CARDIO”), whose principal place of business is at 1635 Village Center Circle, Suite 250, Las Vegas, NV 89134, and Phage Biotechnology Corporation (“PHAGE”), whose principal place of business is at 1635 Village Center Circle, Suite 260, Las Vegas, NV 89134.

WHEREAS, CARDIO plans to develop and commercialize therapeutic methods related to the induction of angiogenesis or wound healing by administration of Fibroblast Growth Factor (“FGF”); and,

WHEREAS, PHAGE plans to develop and commercialize recombinant DNA methods for producing peptides/proteins; and

WHEREAS, CARDIO and PHAGE entered into a Joint Patent Ownership and License Agreement dated as of August 16, 2004, which was later amended and restated as of May 23, 2006 (the “Joint Ownership Agreement”), for consideration the sufficiency of which was acknowledged in each agreement, pursuant to which PHAGE granted CARDIO a fifty percent (50%) ownership interest in certain patents and patent applications listed in the Joint Ownership Agreement, as well as certain future patent rights, and the parties acknowledged that CARDIO would have exclusive rights within a defined Field, while PHAGE would have exclusive rights outside that Field; and

WHEREAS, CARDIO and PHAGE now wish to enter a new agreement superseding the Joint Ownership Agreement so as to specify those future patents and patent applications that are to be subject to joint ownership and so as to restate the licenses granted in the Joint Ownership Agreement; and

WHEREAS, CARDIO and PHAGE acknowledge that the jointly owned and cross-licensed rights are key to the parties’ respective plans for development and commercialization and wish to further clarify the parties’ respective rights and provide for continued access to the necessary rights in the event of insolvency;

NOW THEREFORE, in consideration of the supersession of the Joint Ownership Agreement, the grant of ownership interests in future patent applications herein, the patent licenses restated herein, the continuing security interests granted herein and other valuable considerations, the sufficiency of which is acknowledged, the parties agree as follows:

1.	Supersession of Joint Ownership Agreement. As of the Effective Date, the Joint Ownership Agreement is superseded.

2. Definitions.

2.1 “Field” shall encompass any angiogenic or wound healing compositions, (including in particular, but without limitation, all FGF species, fragments, derivatives, and analogs thereof, nucleic acid sequences encoding angiogenic or wound healing proteins/peptides), vectors and host cells comprising said DNA sequences, methods of making the angiogenic or wound healing compositions, and methods of inducing angiogenesis or wound healing employing the said compositions. CARDIO-developed devices and methods of use thereof for delivery of angiogenic or wound healing compositions are NOT included within the Field, and are NOT subject to joint ownership or any other terms of this Agreement.

2.2 “Territory” shall mean worldwide.

2.3 “Jointly Owned Patent Applications” shall mean the pending Foreign Patent Applications listed below, including any foreign national patent applications which claim priority to the Foreign Patent Applications and any Future Patent Applications, including any continuations, divisionals, re-exams, reissues and continuations-in-part and any other forms of related applications, that claim domestic or international priority to any of the Issued United States or foreign patents, or pending international or foreign patent applications, specifically listed by patent or application number herein.

(a) Issued US Patents:

(i) U.S. 6,268,178 entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides;” and

(ii) U.S. 6,642,026 entitled “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis.”

(iii) U.S. 6,773,899 entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides”;

(iv) U.S. 6,794,162, entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides;”

(b) Foreign Patent Applications

(i) International Patent Applications. All foreign patent applications related to the above-referenced U.S. patents and applications and claiming priority to the following international patent applications under the Patent Cooperation Treaty (PCT):

A. International Patent Application No. PCT/US00/40020, published as International Publication No. WO 00/71731 A2 on November 30, 2000 entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides”

B. International Patent Application No. PCT/US01/25537, published as International Publication No. WO 02/14471 A2 on February 21, 2002 entitled “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis”

C. International Patent Application No. PCT/US01/25477, published as International Publication No. WO 02/14468 A2 on February 21, 2002, entitled “Phage-Dependent Super-Production of Biologically Active Protein and Peptides;”

(ii) Foreign National or Regional Patent Applications. Following is a list of foreign national and regional patent applications, issued or pending as of February 28, 2007, which claim priority to the International Patent Applications mentioned above.

No.	Appl. No.	Patent No.	Filing Date	Country	Title	Status
1	00932819.6	1180153	May 24, 2000	AT	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

2	00932819.6	1180153	May 24, 2000	BE	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

3	00932819.6	1180153	May 24, 2000	CH	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

4	00932819.6	1180153	May 24, 2000	DE	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

5	00932819.6	1180153	May 24, 2000	EP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

6	00932819.6	1180153	May 24, 2000	FR	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

7	00932819.6	1180153	May 24, 2000	UK	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

8	00932819.6	1180153	May 24, 2000	IE	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

9	00932819.6	1180153	May 24, 2000	LI	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

10	2000- 620108		May 24, 2000	JP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

11	2001 284914	2001 284914	August 15, 2001	AU	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Issued

12	2419203		August 15, 2001	CA	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

13	01964014.3		August 15, 2001	EP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

14	2002- 519596		August 15, 2001	JP	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

15	2003- 7002240		August 15, 2001	KR	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	Pending

16	2001 288256	2001 288256	August 15, 2001	AU	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Issued

17	2419338		August 15, 2001	CA	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

18	01967977.8		August 15, 2001	EP	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

19	2002- 519599		August 15, 2001	JP	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

20	2003- 7002239		August 15, 2001	KR	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	Pending

(c) Future Patent Applications:

All U.S. and foreign patent applications, including continuations, divisionals, re-exams, reissues and continuations-in-part, and any other forms of related applications, that claim domestic or international priority to any of the issued United States or foreign patents, or pending United States, international, or foreign patent applications, specifically listed by patent or application number in Section 2.3.

2.4 “Jointly Owned Patents” shall mean the Issued US Patents listed above, patents issued on the Foreign National or Regional Patent Applications listed above, and any patents that issue directly from any Jointly Owned Patent Application.

2.5 “Patent Rights” shall mean the rights to make, use, practice, sell, offer to sell, and import the Products and/or Processes covered by any issued, unexpired claim of a Jointly Owned Patent or a pending claim of a Jointly Owned Patent Application.

2.6 “Product” shall mean any product which:

(a) is covered in whole or in part by an issued, unexpired claim of a Jointly Owned Patent or a pending claim of a Jointly Owned Patent Application; or

(b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim of a Jointly Owned Patent or a pending claim of a Jointly Owned Patent Application.

2.7 “Process” shall mean any process which is covered in whole or in part by an issued, unexpired claim of a Jointly Owned Patent or a pending claim of a Jointly Owned Patent Application.

2.8 “Affiliate” means, with respect to any person or entity, any other person or entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. The various forms of the term “control”, as used in the immediately preceding sentence, means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the equity of the subject entity or the possession, directly or indirectly, of power to direct or cause the direction of management or policies of the subject entity.

2.9 “Confidential Information” as used herein means any and all information provided by either PHAGE or CARDIO or either of their Affiliates (the “Provider”) to the other party to this Agreement or its Affiliates (the “Recipient”) regarding the technology, business, operations and/or assets of the Provider, and shall include drawings, product requirements, designs, plans, ideas, formulae, compositions, blends, processes, know-how, processes and techniques, systems, research and development information, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information; or information relating to devices, methods, apparatus, research, yields or specifications; provided that, notwithstanding the foregoing, the term “Confidential Information” shall not include (a) information which is or becomes a part of the public domain through no act or omission of the Recipient; (b) information which was in the Recipient’s lawful possession prior to the disclosure and had not been obtained by the Recipient either directly or indirectly from the disclosing party; (c) information which is lawfully disclosed to the Recipient by a third party without restriction on disclosure; or (d) information which the Recipient can show, through documented evidence, to have been independently developed by the Recipient.

2.10 “Liabilities” shall mean any and all obligations, liabilities and indebtedness of PHAGE or CARDIO or to any parent, affiliate or subsidiary of PHAGE or CARDIO of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

3. Patent Assignments.

To the extent that Future Patent Applications are not already the subject of one or more preexisting assignments perfecting joint title in PHAGE and CARDIO, PHAGE and CARDIO agree that all such Future Patent Applications will be assigned by the respective inventors to PHAGE and CARDIO jointly, with each party having a fifty percent (50%) ownership interest. PHAGE and CARDIO anticipate that these inventors will be under a contractual or employment-based obligation to assign either to PHAGE or to CARDIO. PHAGE and CARDIO agree to compel such inventors to execute any documents that may be necessary to effectuate the joint assignment to PHAGE and CARDIO. Upon such assignment, a jointly assigned Future Patent Application shall be included in the defined Jointly Owned Patent Applications.

4. License Grant

4.1 Within the Field. PHAGE hereby grants to CARDIO a non-revocable, royalty-bearing (subject to Section 11), exclusive right within the Territory to the Patent Rights in the Field, including the right to sublicense to third parties within the Field, provided that any third party sublicensee shall be subject to all of CARDIO’s obligations under Sections 14, 15, 17 and 18.

4.2 Outside the Field. CARDIO hereby grants to PHAGE a non-revocable, royalty free, exclusive right within the Territory to the Patent Rights in all other fields outside of the Field, including the right to sublicense to third parties outside of the Field. The license is royalty free as agreed between the parties in exchange for PHAGE’s grant to CARDIO of a fifty percent (50%) ownership interest in the Jointly Owned Patents.

5. KBDC License. CARDIO’s rights and obligations under this agreement are subject to a pre-existing agreement between CARDIO and Korea Biotechnology Development Co., Ltd. (“KBDC”) granting exclusive rights to manufacture and market certain Products within the Field in the territories of Korea, China and Taiwan.

6. Grant of Security Interest.

6.1 As security for the payment of PHAGE’s Liabilities to CARDIO under this Agreement, including performance of all contractual obligations, PHAGE hereby grants to CARDIO a continuing security interest in the Jointly Owned Patents and Jointly Owned Patent Applications. PHAGE agrees to execute: (i) a UCC-1 financing statement to evidence and perfect this security interest; and (ii) any other documents reasonably requested by CARDIO to permit creation of an enforceable, perfected security interest (collectively, the “CARDIO Security Documentation”). PHAGE hereby appoints CARDIO as its attorney-in-fact to execute, file and otherwise deliver the CARDIO Security Documentation on PHAGE’s behalf, provided that CARDIO, as applicable, must give contemporaneous notice to PHAGE of the filing, and give PHAGE a copy of any filed CARDIO Security Document within thirty (30) days of receiving a stamped copy.

6.2 As security for the payment of CARDIO’s Liabilities to PHAGE under this Agreement, including performance of all contractual obligations, CARDIO hereby grants to PHAGE a continuing security interest in the Jointly Owned Patents and Jointly Owned Patent Applications. CARDIO agrees to execute: (i) a UCC-1 financing statement to evidence and perfect this security interest; and (ii) any other documents reasonably requested by PHAGE to permit creation of an enforceable, perfected security interest (collectively, the “PHAGE Security Documentation”). CARDIO hereby appoints PHAGE as its attorney-in-fact to execute, file and otherwise deliver the PHAGE Security Documentation on CARDIO’s behalf, provided that PHAGE, as applicable, must give contemporaneous notice to CARDIO of the filing, and give CARDIO a copy of any filed PHAGE Security Document within thirty (30) days of receiving a stamped copy.

7. Rights Upon Insolvency. The parties acknowledge that each party reposes trust and confidence in the other within the meaning of Sections 365(c) and (f) of the United States Bankruptcy Code (“Bankruptcy Code”) so that, in the event of the bankruptcy of (i) PHAGE, CARDIO will be excused from accepting performance of PHAGE’s obligations under this Agreement from anyone other than an assignee approved in writing by CARDIO; or (ii) CARDIO, PHAGE will be excused from accepting performance of CARDIO’s obligations under this Agreement from anyone other than an assignee approved in writing by PHAGE.

The parties agree that each party is a “licensee of intellectual property” as that term is defined in §365(n) of the Bankruptcy Code and will continue to have all of the rights relating to technology licensed hereunder as provided in this Agreement, at its election, notwithstanding any bankruptcy by the other party, even if PHAGE or CARDIO attempts to reject this Agreement as an “executory contract” under the Bankruptcy Code.

8. Right of First Refusal.

8.1 As to CARDIO. In the event that PHAGE files a voluntary petition for bankruptcy pursuant to title 11 of the United States Code (the “Bankruptcy Code”) or is the subject of an involuntary bankruptcy petition pursuant to the Bankruptcy Code, if at any time during such a bankruptcy proceeding PHAGE shall receive an offer from any party to purchase PHAGE’s ownership interests in any of the Jointly Owned Patents or Jointly Owned Patent Applications, or PHAGE’s rights as a licensee or licensor of the Patent Rights under this Agreement, which offer PHAGE intends to accept, then PHAGE shall deliver to CARDIO a copy of said offer or proposed contract (with the name of the proposed purchaser deleted, if PHAGE so desires), and CARDIO shall have the right, for a period of fourteen (14) days after delivery of such offer or contract, to purchase such ownership interests or license rights on the same terms and provisions as set forth in such offer or contract. CARDIO shall exercise this right, if at all, by delivering its written notice of exercise to PHAGE on or before the expiration of said fourteen (14) day period. Upon such an exercise, PHAGE and CARDIO shall proceed to close in accordance with such contract. PHAGE shall have and retain any and all of its rights under this Agreement applicable to the period prior to such closing. If CARDIO does not so exercise its right of first refusal with respect to such offer or contract within said 14 day period, then PHAGE shall be free to consummate the transaction in accordance with the terms of such offer or contract, and any amendments thereto which do not vary any of the material business terms in any significant degree. If PHAGE shall fail to consummate such transaction within one hundred eighty (180) days after PHAGE’s notice to CARDIO (or later, if the offer or contract contained a later closing date), then this right of first refusal shall again apply to any further offer which PHAGE intends to accept.

(a) Nothing herein shall be deemed to prevent or prohibit PHAGE’s first accepting the offer or proposed contract with the proposed purchaser, expressly subject to CARDIO’s right of first refusal, and then proceeding to notify CARDIO as set forth above.

(b) All information or copies of offers or contracts submitted to CARDIO hereunder shall be treated by CARDIO as strictly confidential, and shall not be disclosed to any other party, other than CARDIO’s professional advisors.

8.2 As to PHAGE. In the event that CARDIO files a voluntary petition for bankruptcy pursuant to title 11 of the United States Code (the “Bankruptcy Code”) or is the subject of an involuntary bankruptcy petition pursuant to the Bankruptcy Code, if at any time during such a bankruptcy proceeding CARDIO shall receive an offer from any party to purchase CARDIO’s ownership interests in any of the Jointly Owned Patents or Jointly Owned Patent Applications, or CARDIO’s rights as a licensee or licensor of the Patent Rights under this Agreement, which offer CARDIO intends to accept, then CARDIO shall deliver to PHAGE a copy of said offer or proposed contract (with the name of the proposed purchaser deleted, if CARDIO so desires), and PHAGE shall have the right, for a period of fourteen (14) days after delivery of such offer or contract, to purchase such ownership interests or license rights on the same terms and provisions as set forth in such offer or contract. PHAGE shall exercise this right, if at all, by delivering its written notice of exercise to CARDIO on or before the expiration of said fourteen (14) day period. Upon such an exercise, CARDIO and PHAGE shall proceed to close in accordance with such contract. CARDIO shall have and retain any and all of its rights under this Agreement applicable to the period prior to such closing. If PHAGE does not so exercise its right of first refusal with respect to such offer or contract within said 14 day period, then CARDIO shall be free to consummate the transaction in accordance with the terms of such offer or contract, and any amendments thereto which do not vary any of the material business terms in any significant degree. If CARDIO shall fail to consummate such transaction within one hundred eighty (180) days after CARDIO’s notice to PHAGE (or later, if the offer or contract contained a later closing date), then this right of first refusal shall again apply to any further offer which CARDIO intends to accept.

(a) Nothing herein shall be deemed to prevent or prohibit CARDIO’s first accepting the offer or proposed contract with the proposed purchaser, expressly subject to PHAGE’s right of first refusal, and then proceeding to notify PHAGE as set forth above.

(b) All information or copies of offers or contracts submitted to PHAGE hereunder shall be treated by PHAGE as strictly confidential, and shall not be disclosed to any other party, other than PHAGE’s professional advisors.

9. Technical Development Services.

9.1 Scope. PHAGE agrees to provide technical development services to CARDIO for the development and regulatory approvals of FGF, including, but not limited to, lab work, testing, and production of FGF for clinical trials, all at the direction and request of CARDIO.

9.2 Compensation. CARDIO agrees to pay PHAGE for any Technical Development Services performed by PHAGE at CARDIO’s direction. Payment for such services will be limited to PHAGE’s actual cost of service including direct, indirect and overhead costs, with no profit component. Any such amounts will be billed to CARDIO on a monthly basis. Payments for Technical Development Services are in addition to the compensation set forth in Section 10 and the royalties set forth in Section 11.

10. FGF Manufacturing.

10.1 Scope. If CARDIO so requests, PHAGE will produce FGF in commercial quantities for CARDIO, including any other Products.

10.2 Compensation. CARDIO shall purchase FGF from PHAGE by paying four percent (4%) of CARDIO’s net sales price of finished Product to end customer or distributor.

11. Royalty. In consideration for the grant of the exclusive right to the Patent Rights in the Field, CARDIO shall pay PHAGE a six percent (6%) royalty on the net sales price of finished Product to end customer or distributor.

12. Term. Unless terminated under Section 20, the rights and obligations set forth in this Agreement shall commence as of the effective date of this Agreement and end upon the later of (a) the expiration of the last to expire Jointly Owned Patent and (b) the abandonment of the last pending Jointly Owned Patent Application.

13. Patent Prosecution and Maintenance.

13.1 During the Term of this Agreement, CARDIO and PHAGE will be jointly responsible for the filing, payment, prosecution and maintenance of all Jointly Owned Patents and Jointly Owned Patent Applications, irrespective of whether the inventions resulting in the Jointly Owned Patents and Jointly Owned Patent Applications were developed jointly or individually by either party. A party can, at its sole discretion, assign its entire right, title and interest in a particular Jointly Owned Patent or Jointly Owned Patent Application to the other party, in which case, the assigning party shall bear no further responsibility for the filing, payment, prosecution and maintenance of such Jointly Owned Patent or Jointly Owned Patent Application, and it shall lose its rights in such Jointly Owned Patent or Jointly Owned Patent Application.

13.2 The parties shall jointly agree on patent counsel. In the event that the parties can not agree on patent counsel, each party shall have the right to appoint its own counsel, pursuant to the Manual of Patent Examining Procedure (MPEP) § 402.10 with each party bearing the cost of its own patent counsel.

13.3 The parties agree that patent counsel shall implement instructions from both parties to the extent that such instructions are not inconsistent.

13.4 In the event that the parties cannot agree on instructions for the filing, payment, prosecution and/or maintenance of a Jointly Owned Patent or Jointly Owned Patent Application:

(a) for a Jointly Owned Patent or Jointly Owned Patent Application covering an invention developed by one party, the developing party shall control the prosecution and/or maintenance of such patent or application;

(b) for a Jointly Owned Patent or Jointly Owned Patent Application covering an invention jointly developed by both parties, CARDIO shall control the prosecution and/or maintenance of such patent or application.

14. Patent Infringement. Upon learning of any infringement of any Jointly Owned Patent by a third party or parties in any country, CARDIO and PHAGE will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. In the event that CARDIO and PHAGE mutually agree to bring suit, costs and expenses shall be shared equally and any recovery in excess of expenses shall be shared equally. In such event, no settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of both parties, which shall not be unreasonably withheld. In the event that one party does not agree to take steps to stop the infringement (“non-moving party”), the other party (“moving party”) shall have the right to bring suit at its own expense, wherein any recovery shall be solely owned by the party bringing suit, and that party shall have the right to enter into settlement, consent, judgment or other voluntary final disposition without the consent of the other party. In such case, the moving party shall bear all reasonable costs and fees including attorney fees incurred by the non-moving party as result of being joined in the suit or otherwise participating in such suit.

15. Indemnification.

15.1 PHAGE agrees to release, indemnify and hold harmless CARDIO, its Directors, officers, and employees against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against CARDIO as a result of or arising out of any negligent act or omission of PHAGE in its manufacture and supply of FGF or other angiogenic peptides/proteins to CARDIO. CARDIO agrees to release indemnify and hold harmless PHAGE, its Directors, officers, and employees against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against PHAGE as a result of or arising out of any negligent act or omission of CARDIO in its use of the FGF or other angiogenic peptides/proteins that PHAGE manufactures.

15.2 This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

16. Warranties. CARDIO and PHAGE make NO warranties, express or implied, and hereby disclaim all such warranties, as to any matter whatsoever, including, without limitation, the condition of any Product or Process, whether tangible or intangible, assigned and/or licensed under this Agreement; or the merchantability, or fitness for a particular purpose of the Product or Process; or that the use of the Product or Process will not infringe any patent, copyrights, trademarks, or other rights. CARDIO and PHAGE shall not be liable for any direct, consequential, or other damages suffered by the other party or any third parties resulting from the use, production, manufacture, sale, lease, consumption, or advertisement of the Product or Process. The provisions of this Section shall continue beyond the termination of this Agreement.

17. Reports and Records.

17.1 Commencing one year after the first sale, CARDIO shall furnish to PHAGE a report in writing specifying during the preceding calendar quarter:

(a) the amount of Product sold hereunder by CARDIO;

(b) the total billings for all Products sold;

(c) the total royalties due; and

(d) the names and addresses of all sublicensees.

Such reports shall be due within forty five (45) days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due PHAGE in United States dollars.

17.2 For a period of three years from the date of each report pursuant to Section 17.1, CARDIO shall keep records adequate to verify each such report and accompanying payment made to PHAGE under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by PHAGE and acceptable to CARDIO may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to PHAGE any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by PHAGE unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent, the cost of the audit shall be paid by CARDIO.

18. Marking and Standards.

18.1 Prior to the issuance of any Jointly Owned Patent, CARDIO agrees to mark Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper patent notice referencing the patent number of the Jointly Owned Patent as specified under the patent laws of the United States or applicable jurisdiction.

18.2 If CARDIO elects to make FGF or have FGF made for its use under the terms of this Agreement, CARDIO further agrees to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by CARDIO. CARDIO agrees that all Products manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved. CARDIO agrees that similar provisions shall be included by sublicenses of all tiers.

19. Confidentiality. Neither CARDIO nor PHAGE will publish, reproduce, disclose or release any other party’s Confidential Information, in whole or in part, to any third party (including without limitation to any customer, agent, or government agency) without the prior written consent of such other party or being required to do so by a Court of competent jurisdiction. Confidential Information may be disclosed to sublicensees, subcontractors, and Affiliates of Recipient provided that such person has a “need to know” and agrees to be bound by the provisions of this Section. The Recipient will employ at least the same degree of care in protecting the Provider’s Confidential Information as it employs in protecting its own confidential information, but not less than a reasonable degree of care. The Recipient will ensure that Confidential Information of Provider is disclosed only to those of its employees or the employees of another party hereto who require access to such information in connection with this Agreement and who have been advised of the confidentiality provisions of this Agreement. Recipient will use the Confidential Information only in connection with this Agreement, and will not otherwise use such Confidential Information for its own benefit or to the Provider’s detriment. Upon request by Provider, Recipient will return to Provider all Confidential Information, including all copies, derivatives, or summaries thereof. In the event that Recipient or anyone to whom it transmits the Provider’s Confidential Information pursuant to this Agreement becomes legally compelled by a court of competent jurisdiction to disclose any Confidential Information, Recipient will provide Provider with prompt notice so that Provider may seek a protective order or other appropriate remedy, after which Recipient may disclose such Confidential Information to the extent required by law.

20. Termination. In the event that PHAGE (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (iv) becomes the subject of any voluntary composition or general assignment for the benefit of creditors that is not dismissed with prejudice within thirty (30) days after the institution of such proceeding, then CARDIO may terminate this Agreement upon written notice (“Notice”) to PHAGE setting forth the date the termination will be effective (“Termination Date”). On the Termination Date, PHAGE shall discontinue all use of the Patent Rights, patents and other rights licensed to it hereunder and, within five (5) days, shall return all copies of Confidential Information to CARDIO. All sublicenses duly granted in accordance with the terms of this Agreement before the Termination Date shall continue in full force and effect but PHAGE may not grant or renew any sublicenses after the Termination Date.

21. Assignability. None of the parties shall assign this Agreement or any rights, including but not limited to the Patent Rights, or duties hereunder without the written consent of each of the other parties. Neither party shall assign its ownership interest in the Jointly Owned Patents or Jointly Owned Patent Applications to a third party without the written consent of the other party. If either party desires to transfer its ownership interest in the Jointly Owned Patents or Jointly Owned Patent Applications, the non-transferring party shall have first right of refusal of such ownership interest. Neither CARDIO nor PHAGE shall have the right to sublicense any Patent Rights licensed hereunder beyond the scope of the license granted to CARDIO and PHAGE pursuant to this Agreement. Each party is relying on the identity, business, business skill and reputation of the other in entering into this Agreement, and none of the parties have agreed to allow the other parties to assign its respective interests in this Agreement nor to grant sublicenses except as specifically provided in this Agreement. For the purposes of this Agreement, “assignment” is used in its most expansive form and means the sale, disposition, gift, assignment, pledge, hypothecation, creation of security interest or other transfer, directly or indirectly, voluntary or by operation of law, in whole or in part, of any right, privilege, benefit, or other interest related in any way to the parties’ interests in this Agreement. Notwithstanding the foregoing, a party hereunder may transfer its rights hereunder in connection with a merger or consolidation or the assignment or other transfer of all or substantially all of its assets.

22. Equitable Relief. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) will be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

23. Binding. This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of CARDIO and PHAGE.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original copy of the Agreement.

25. Governing Law. This Agreement shall be construed without regard to any conflict of laws principles, and interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By:	/s/Mickael A. Flaa
Name:	Mickael A. Flaa
Title:	Chief Financial Officer

PHAGE BIOTECHNOLOGY CORPORATION

By:	/s/ John W. Jacobs
Name:	John W. Jacobs
Title:	Chief Operating Officer